Exhibit 99.1

SINTX Technologies Regains Compliance with Nasdaq Stockholders’ Equity Requirement

SALT LAKE CITY, Utah – August 13, 2026 – SINTX Technologies, Inc. (NASDAQ: SINT) (“SINTX” or the “Company”), a company focused on advanced silicon nitride materials and medical technologies, today announced that it received written notification from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) confirming that the Company has regained compliance with Nasdaq Listing Rule 5550(b)(1), which requires companies listed on the Nasdaq Capital Market to maintain minimum stockholders’ equity of $2.5 million.

Based on SINTX’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, which reported stockholders’ equity of approximately $4.83 million, Nasdaq determined that the Company complies with the minimum stockholders’ equity requirement under Listing Rule 5550(b)(1) and confirmed that the previously disclosed deficiency matter is now closed.

“We are pleased to have resolved this matter and to have Nasdaq confirm our compliance with the minimum stockholders’ equity requirement,” said Eric K. Olson, Chairman and Chief Executive Officer of SINTX Technologies. “This is an important step as we continue to strengthen the Company and focus our resources on the commercialization of our silicon nitride technologies and the execution of our growth strategy.”

The Company remains focused on advancing the commercialization of its silicon nitride-based medical products, expanding its distribution network and developing strategic partnerships designed to support future revenue growth.

About SINTX

Headquartered in Salt Lake City, Utah, SINTX Technologies, Inc. (NASDAQ: SINT) is an advanced ceramics company that develops, manufactures, and commercializes silicon nitride biomaterials, composites, devices, and related technologies for medical and other high-value applications. SINTX’s technologies are supported by peer-reviewed research, a patent portfolio, U.S.-based manufacturing capabilities and strategic industry relationships. The Company’s business includes proprietary biomaterials and medical device technologies, as well as contract manufacturing and other advanced ceramics opportunities. SINTX’s product portfolio includes the FDA-cleared SINAPTIC Foot & Ankle Implant System for reconstructive surgery.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s commercialization initiatives, expansion of its distribution network, development of strategic partnerships, growth strategy, future revenue growth and ability to maintain compliance with the continued listing requirements of The Nasdaq Stock Market. Forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those described in the Company’s filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to update any forward-looking statement, except as required by applicable law.

SINTX Contacts:

Investor Relations

Gregg Honigblum, Chief Investment Officer

P: 801-839-3502

E: IR@sintx.com